Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The unaudited pro forma condensed financial information consists of the unaudited pro forma condensed statement of income (loss) for the year ended December 31, 2018 and the notes thereto. The unaudited pro forma condensed financial information should be read in conjunction with the information included under “The Reorganization Transactions” and “Recapitalization” attached as Exhibits 99.1 and 99.2, respectively, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the annual financial statements included in our Annual Report on Form 10-K. An unaudited pro forma balance sheet is not presented because all of the Reorganization Transactions occurred prior to December 31, 2018 and are fully reflected in the audited balance sheet as of December 31, 2018 included in the annual financial statements included in our Annual Report on Form 10-K. The unaudited pro forma condensed financial information presented below is useful to investors because it provides a view of our results of operations for the periods presented giving effect to the Reorganization Transactions as if the Reorganization Transactions had occurred at the beginning of such period. Capitalized terms used but not defined herein have the meanings ascribed to such terms in “The Reorganization Transactions” and “Recapitalization.”

The unaudited pro forma condensed statement of income (loss) for the year ended December 31, 2018 has been prepared to give effect to certain of the Reorganization Transactions described below as if these transactions had occurred on January 1, 2018. The pro forma adjustments that were made represent only those transactions which are directly attributable to the IPO, factually supportable and expected to have a continuing impact on our results of operations.

The unaudited pro forma condensed financial information is presented for informational purposes only, and does not purport to represent our financial condition or our results of operations had these transactions occurred on or as of the dates noted above or to project the results for any future date or period. The unaudited pro forma condensed financial information has been prepared in accordance with Regulation S-X. Actual results may differ from the pro forma adjustments.

The pro forma adjustments include the following items:

Legal entity and capital adjustments. As part of the Reorganization Transactions, AXA Belgium transferred its approximate 0.47% interest in AXA Financial to AXA in January 2018. Also, in March 2018 Coliseum Re transferred its approximate 0.03% interest in AXA Financial to AXA. AXA then contributed the entire approximate 0.5% minority interest in AXA Financial to Holdings in March 2018. As a result of the AXA Financial Transfer, AXA Financial became a direct wholly owned subsidiary of Holdings before being merged into Holdings on October 1, 2018. As part of the Reorganization Transactions, Holdings sold its shares of AXA CS to AXA so that AXA CS and its subsidiaries, which have been excluded from our historical financial statements, are no longer a part of the Company. To anticipate the funding of this transfer AXA made a short-term loan of $622 million to Holdings in fourth quarter of 2017. Holdings’ repayment obligation to AXA in respect of this loan was set off against AXA’s payment obligation to Holdings with respect to the sale of AXA CS shares and AXA paid Holdings the balance of the purchase price in cash.

AB Transfer. As part of the Reorganization Transactions, in April 2018 we acquired for fair value the AB Units held by AXA IM Holding US and Coliseum Re such that AXA’s interests in AB are now held entirely by the Company. As part of the transfer of the AB Units held by AXA IM Holding US, Holdings acquired AXA IM Holding US, a holding entity without any other substantive business for approximately $873 million. Therefore, the pro forma adjustments also reflect the transfer of the other assets and liabilities of AXA IM Holding US which mainly include an income tax payable of approximately $57 million and a loan from AXA Financial for an amount of $185 million which was transferred to Holdings in July 2018 and subsequently forgiven.

Unwind of financing with AXA. As part of the Recapitalization, we settled all the current outstanding financing balances with AXA and its affiliates, and we removed AXA’s guarantee of AXA Financial’s obligations under AXA Financial’s commercial paper program. In June 2009, AXA Financial and AXA initiated a $2 billion commercial paper program on a private placement basis under which AXA Financial or AXA could issue short-term unsecured notes. As a result of AXA Financial’s merger into Holdings on October 1, 2018, Holdings replaced AXA Financial as an issuer under the program. Holdings was removed as an issuer under the program in October 2018. Other borrowings from external parties remain in place.

New external financing. As part of the Recapitalization, we incurred $3.8 billion of new indebtedness through the issuance of the Notes which the Company has used to repay current financing and fund the Reorganization, and $300 million of term loan borrowings.

The unaudited pro forma condensed statement of income (loss) for the year ended December 31, 2018 has been prepared as though the transactions described above had occurred on January 1, 2018.

For the year ended December 31, 2018	As Reported	Legal Entity and Capital Adjustments		AB Transfer		Unwind of Current Financing		New External Financing	Pro Forma
	(in millions)
Policy charges and fee income	$3,824	$—		$—		$—		$—	$3,824
Premiums	1,094	—		—		—		—	1,094
Net investment income (loss) and Net derivative gains (losses)	2,462	—		(2	) [B1]	(14	) [C1]	—	2,446
Total investment gains (losses), net	(86)	—		—		—		—	(86)
Investment management fees and other income	4,784	—		—		—		—	4,784

Total revenues	12,078	—		(2)		(14)		—	12,062
Policyholders’ benefits	2,915	—		—		—		—	2,915
Interest credited to policyholders’ account balances	1,090	—		—		—		—	1,090
Compensation and benefits	2,079	—		—		—		—	2,079
Commissions and distribution-related payments	1,160	—		—		—		—	1,160
Other operating costs and expenses	1,809	—		—		—		—	1,809
Amortization of DAC	333	—		—		—		—	333
Interest expense	231	(3)		—		(35	) [C2]	56 [D1]	249

Total benefits and other deductions	9,617	(3)		—		(35)		56	9,635
Income (loss) from operations, before income taxes	2,461	3		(2)		21		(56)	2,427
Income tax (expense) benefit	(307)	(1)		(13)		(4)		12	(313)
Net income (loss)	2,154	2		(15)		17		(44)	2,114

Less: Net income (loss) attributable to the noncontrolling interest	334	(1	) [A1]	(48	) [B2]	—		—	285

Net income (loss) attributable to Holdings	$1,820	$3		$33		$17		$(44)	$1,829

Notes to the Unaudited Pro Forma Condensed Financial Information

[A1]	Represents the decrease in net income attributable to noncontrolling interest following the transfer of AXA Financial shares.

[B1]

Represents the elimination of the interest earned on the loan from AXA Financial to AXA IM Holding US due to the elimination of this loan on the consolidated financial statements of Holdings after the purchase by Holdings of AXA IM Holding US.

[B2]	Represents the decrease in net income attributable to noncontrolling interest following the transfer of AB Units.

[C1]	Represents the decrease in investment income due to the settlement of existing loans by AXA and its affiliates to Holdings and its affiliates prior to the settlement of the IPO.

[C2]

Represents the decrease in interest expense due to (i) the settlement of AXA Financial’s commercial paper program and guaranteed by AXA; and (ii) the settlement of existing loans by Holdings and its affiliates to AXA and its affiliates prior to the settlement of the IPO.

[D1]

Represents an annualized interest expense of $182 million, including approximately $171 million interest expense related to our $3.8 billion aggregate principal amount of Notes issued in April 2018 and approximately $10 million of estimated interest expense on $300 million term loan borrowings under our three-year term loan agreement.

For the Year Ended December 31, 2018
(in millions; except per share data)
Net income (loss), as reported	$2,154
Adjustments:
Pro forma adjustments before income tax	(34)
Income tax impact	(6)

Pro forma adjustments, net of income tax	(40)
Pro forma net income (loss)	$2,114
Less: Pro forma net income (loss) attributable to the noncontrolling interest	285

Pro forma net income (loss) attributable to Holdings	$1,829

Net income (loss) attributable to Holdings common shareholders per common share:
Basic	$3.27
Diluted	$3.27
Pro forma net income (loss) attributable to Holdings common shareholders per common share:
Pro forma earnings per share—basic	$3.29
Pro forma earnings per share—diluted	$3.29
Weighted average common shares outstanding:
Basic	556.4
Diluted	556.5

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